STARK & STARK

A PROFESSIONAL CORPORATION

A T T O R N E Y S A T L A W

OFFICE: 993 LENOX DRIVE LAWRENCEVILLE, NJ 08648-2389

MAILING: PO BOX 5315 PRINCETON, NJ 08543-5315

609-896-9060 (PHONE) 609-896-0629 (FAX}

WWW.STARK-STARK.COM

GH Capital, Inc.

200 South Biscayne Boulevard Suite 2790

Miami, Florida 33131

August 26, 2016

Gentlemen:

You have requested our opinion, as counsel for GH Capital, Inc. a Florida corporation (the "Company"), in connection with this Amendment No. 2 to Form S-1 Registration Statement (the "Registration Statement"),under the Securities Act of 1933 (the "Act"), filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to 16,997,417 shares of the Company's common stock, par value $0.0001 per share (the "Shares"), that have been issued to the selling shareholders (the "Selling Shareholders").

In order to render our opinion, we have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the Shares have been legally issued, fully paid and are non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

STARK & STARK, PC

A Professional Corporation

By: /s/ Max Schatzow

Max Schatzow, Esq.

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